EXHIBIT 6

                Opinion and Consent of Bruce E. Booker, Actuary

                     The Life Insurance Company of Virginia


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April 29, 1997



The Life Insurance Company of Virginia
6610 West Broad Street
Richmond, Virginia  23230

Gentlemen:

This opinion is furnished in connection with the registration by The Life Insurance Company of Virginia of a flexible premium variable life insurance policy ("Policies") under the Securities Act of 1933. The prospectus included in Post-Effective Amendment No. 14 to Registration Statement No. 33-9651 on Form S-6 describes the Policy. I have provided actuarial advice concerning the preparation0 of the Registration Statement and the preparation of the Policy form described in the Registration Statement and Exhibits thereto.

In my professional opinion, the illustration of death benefits and cash values included in the Appendix of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy. The rate structure of the Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Policy for male age 55 than to prospective purchasers of Policies for males at other ages or underwriting classes or for females.

Additionally, the prospectus information contained in the examples of the death benefit options, based on the assumptions stated in those examples, are consistent with the provisions of the policy.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

Sincerely,

/s/BRUCE E. BOOKER
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Bruce E. Booker, FSA, MAAA
Vice President & Actuary